March 24, 2025

Elisabeth Hellmann
Via electronic mail

Dear Lisa:

It is with great pleasure that we offer you the position of Chief Human Resources Officer (“CHRO”) of Masimo Corporation (the “Company”), effective April 21, 2025 (the “Start Date”). This letter (this “Offer Letter”) sets forth the principal terms and conditions of your employment with the Company.

Duties and Responsibilities:	During your employment with the Company, you will serve as CHRO, reporting to Katie Szyman, Chief Executive Officer, with duties and obligations commensurate with such position.

Location:	Your principal location of employment will be our Irvine office located at 52 Discovery, Irvine, CA 92618, subject to such reasonable business travel as will be required in the course of your duties from time to time.

Annual Salary:	Your base salary will be $450,000 per year (the “Base Salary”), paid in approximately equal installments in accordance with the Company's customary payroll practices.

Annual Bonus:	You will be eligible for an annual target bonus opportunity equal to 65% of your Base Salary (the “Target Bonus”), with a maximum bonus opportunity equal to 200% of the Target Bonus, in each case subject to and in accordance with the terms of the Company's Executive Bonus Incentive Plan (or any successor arrangement thereto). The actual amount of your annual bonus, if any, will be determined by the Compensation Committee of the Board of the Board of Directors (the “Committee”) in its sole discretion, and will be payable subject to your continued employment with the Company through the date of payment.

Annual LTI Opportunity:	You will be eligible to receive annual long-term equity incentive awards (the “Annual LTI Opportunity”) with a target grant date fair value of $1,000,000. The Annual LTI Opportunity will be granted in accordance with the terms of the Company’s 2017 Equity Incentive Plan (as amended or replaced from time to time, the “Equity Plan”) and in the same form as, and with the same terms and conditions (including vesting conditions) established by the Committee in its sole discretion for, other annual long-term equity incentive awards to other similarly-situated executives of the Company, as set forth in the applicable award agreement(s). The Annual LTI Opportunity will be reviewed annually by the Committee based on performance, market data and other factors deemed relevant by the Committee.

Benefits:	You will be eligible to participate on the same basis as other executives of the Company in the employee benefits plans and programs of the Company as in effect from time to time and subject to the terms, conditions and limitations contained in the applicable plans.

Vacation:	You will be entitled to vacation in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executives of the Company.

Other Policies:	You will also be subject to applicable policies of the Company and affiliates as in effect from time to time, including without limitation any stock ownership guidelines and any clawback or recoupment policies.

Representations:	You represent and warrant to the Company that (i) your employment with the Company will not conflict with or result in your breach of any agreement to which you are a party or otherwise may be bound; (ii) you have not violated, and in connection with your employment with the Company will not violate, any non-solicitation, non-competition or other restrictive covenant or agreement of a prior employer by which you are or may be bound; and (iii) in connection with your employment with the Company, you will not use any confidential or proprietary information that you may have obtained in connection with employment with any prior employer.
All compensation payable pursuant to this offer letter will be subject to the withholding of all applicable taxes and deductions required by law.
This offer is contingent upon you signing and returning the Masimo Employee Confidentiality Agreement.
You will also be provided the Mutual Agreement to Arbitrate Claims, which is not a condition of your employment. You are encouraged to discuss these documents with your own advisor to the extent you desire.
Employment with the Company is “at will” and not for a specific term, meaning that there is no express or implied agreement between the Company and you for continued or long-term employment, and either you or the Company may terminate the employment relationship at any time, with or without notice and with or without cause. In addition, the Company may change the terms and conditions of your employment with or without notice and with or without cause. The “at-will” nature of your employment cannot be modified except in writing signed by both you and an officer of the Company.
This Offer Letter, together with the Confidentiality Agreement, sets forth the entire agreement with respect to your employment with the Company and supersedes all prior offers, agreements, term sheets, discussions and other communications by any employee, officer, director or other representative of the Company, whether written or oral. Any modification or amendment to this Offer Letter must be in writing signed by both you and an officer of the Company.
Please confirm your acceptance of this offer and agreement to its terms by signing this letter and the enclosures and returning each signed document to the Human Resources department.
If you have any questions, please feel free to contact me.
We look forward to your joining our Team!
Sincerely,
Katie Syzman
Chief Executive Officer

I acknowledge receipt of this offer and agree to its terms:

/s/ ELIZABETH HELLMANN	3/25/2025
Elizabeth Hellmann	Date